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                                                                  EXHIBIT (j)(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 14, 2001, relating to the financial statements and financial highlights of Pilgrim Asia-Pacific Equity Fund (to be known as ING Asia-Pacific Equity Fund), one of the portfolios constituting Pilgrim Advisory Funds, Inc. (to be known as ING Advisory Funds, Inc.), which appears in the October 31, 2001 Annual Report to Shareholders of Pilgrim Advisory Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/S/PricewaterhouseCoopers LLP

Denver, Colorado
February 25, 2002